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                                   EXHIBIT 11
                            WOODHEAD INDUSTRIES, INC.
                           COMPUTATION OF EARNINGS PER
                       SHARE (Amounts in thousands, except
                           per share data - unaudited)


                                   Three Months Ended          Three Months Ended
                                         1 /2/99                     12/27/97
                                   ------------------          ------------------

                                  Basic        Diluted        Basic         Diluted
                                  -------      -------        -------       -------


Net Income                        $ 2,353      $ 2,353        $ 2,808       $ 2,808
                                  =======      =======        =======       =======

Weighted average
  common shares                    11,048       11,048         10,561        10,561
Dilutive common
   stock options                     -             351           -              662
                                  -------      -------        -------       -------

Weighted average
   common shares plus
   dilutive common stock
   options                         11,048       11,399         10,561        11,223
                                  =======      =======        =======       =======


Earnings per share                  $0.21        $0.21         $0.27          $0.25
                                  =======      =======        =======       =======

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